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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                  __________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           Colgate-Palmolive Company
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            (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                          13-1815595
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(State of Incorporation or Organization)               (I.R.S. Employer
                                                      Identification no.)


300 Park Avenue, New York, New York                    10022-7499
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(Address of Principal Executive Offices)               (Zip Code)

     If this form relates to the                 If this form relates to the
     registration of a class of debt             registration of a class of debt
     securities and is effective upon filing     securities and is to become
     pursuant to General                         effective simultaneously
     Instruction A(c)(1) please check            with the effectiveness
     the following box.  /_/                     of a concurrent registration
                                                 statement under the Securities
                                                 Act of 1933 pursuant to General
                                                 Instruction A(c)(2) please
                                                 check the following box.  /_/

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                         Name of Each Exchange on Which
     to be so Registered                         Each Class is to be Registered
     -------------------                         ------------------------------


Preference Share Purchase Rights                    New York Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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Item 1.   Description of Securities to be Registered.
          ------------------------------------------
          On October 22, 1998, the Board of Directors of Colgate-Palmolive Company (the "Company") declared a dividend of one Preference share purchase right (a "Right") for each outstanding share of Colgate common stock, par value $1 per share (the "Common Shares"). The dividend is payable on October 23, 1998 (the "Record Date") to the stockholders of record on that date. The description and terms of the Rights are set forth in a proposed Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

Purchase Price
--------------

          Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preference Stock of the Company, without par value (the "Preference Shares"), at a price of $440 per one one-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment.

Flip-In
-------

          In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

Flip-Over
---------

          If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right (other than Rights beneficially owned by Acquiring Person, which will be void) will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

Distribution Date
-----------------

          The distribution date is the earlier of

          (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares; or

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          (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares.

Transfer and Detachment
-----------------------

          Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a legend affixed thereon. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares, and transfer of those certificates will also constitute transfer of these Rights.

          As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

Exercisability
--------------

          The Rights are not exercisable until the Distribution Date. The Rights will expire on a date to be determined by the Rights Committee (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

Adjustments
-----------

The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to the Preference Shares. The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment if, prior to the Distribution Date, there is a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of the Company, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

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Preference Shares
-----------------

          Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preference Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preference Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

          The value of the one one-hundredth interest in a Preference Share purchasable upon exercise of each Right should, because of the nature of the Preference Shares' dividend, liquidation and voting rights, approximate the value of one Common Share.

Exchange
--------

          At any time after any person or group becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preference Share (subject to adjustment).

Redemption
----------

          At any time prior to any person or group becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendments
----------

          The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the

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Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Rights and Holders
------------------

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Item 2.   Exhibits.
          --------

          1. Rights Agreement, dated as of October 23, 1998, between Colgate-Palmolive Company and First Chicago Trust Company of New York which includes the Amended Certificate of Designations Increasing Designated Shares of Series A Junior Participating Preference Stock as Exhibit A and the Form of Right Certificate as Exhibit B.

          2. Certificate of Designations of Series A Junior Participating Preference Stock of Colgate-Palmolive Company dated October 23, 1988. (Registrant hereby incorporates by reference Exhibit 1 to its Form 8-A dated October 21, 1988, File No. 1-644-2.)


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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                    COLGATE-PALMOLIVE COMPANY


October 23, 1998
                                                    By  /s/ ANDREW D. HENDRY
                                                       ---------------------
                                                         Andrew D. Hendry
                                                       Senior Vice President
                                                   General Counsel and Secretary

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